Exhibit 10.13

PROMISSORY NOTE                                                                                 DATED: April 1, 2006

$300,000

FOR VALUE RECEIVED the undersigned, AccountAbilities Inc.** whose address is 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 respectively promises to pay to the order of NGA Inc, with residence at 21 Nelson Avenue, Hicksville, NY 11801, the sum of  Three Hundred Thousand Dollars  ($300,000) with interest thereon at (1%) per month on or before due date is April 1, 2007.  If this Note is not paid at maturity (whether at the stated maturity, by acceleration or otherwise), then it shall bear interest thereafter payable on demand, at the maximum rate per annum allowed at such time by law, to be charged by Payee to Maker on the unpaid principal amount hereof.  Maker agrees to pay all costs and expenses, including without limitation, reasonable attorney’s fee’s, at any time paid or incurred by Payee, in collecting the indebtedness or any part thereof represented by this Note or in realizing upon the property securing the payment of this Note.

This Note may be prepaid in whole or in part without any penalty at any time, interest to the date of prepayment.

The balance due under this Note shall immediately become due and payable upon the happening of the following event:

(a)           The filing by or against Maker of any petition in voluntary or involuntary bankruptcy; any attachment, sequestration or appointment of the receiver with respect to the assets of Maker; commencement of any similar proceeding under the laws of any jurisdiction; unless vacated or bonded within ninety (90) days.

Any provisions hereof which may prove unenforceable under any law shall not effect the validity of any other provision hereof.

This Note may not be changed or terminated orally.

The maker hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance default or enforcement of the payment of this Note.

PROMISSORY NOTE – PAGE TWO

This Note shall be binding upon and shall accrue to the benefit of the parties hereto and their respective heirs, distributes, next-of-kin, legal representatives and assigns.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

The attached amendment is part of this note.

AccountAbilities, Inc.

By:	/s/ Allan Hartley
Name: Allan Hartley
Title: President

** Also unconditionally and personally guaranteed by the following:

By:	/s/ Jeff Raymond
Jeff Raymond, Personally and Individually
Address: 16 Holland Lane Colts Neck, NJ 07722
D.O.B. #
S.S. #

By:	/s/ Ron Shapss
Ron Shapss, Personally and Individually
Address: 75 Montebello Road Suffern, NY 10901
D.O.B. #
S.S. #

By:	/s/ Jim Zimbler
Jim Zimbler, Personally and Individually
Address: 337 Glen Gary Lane State College, PA 16801
D.O.B. #
S.S. #

By:	/s/ Allan Hartley
Allan Hartley, Personally and Individually
Address: 71 Alba Road Wellesley, MA 02481
D.O.B. #
S.S. #

* : DUE ON DEMAND

AMENDMENT

1)	Barbara Goldstein will immediately receive 500,000 (pre-split) shares of AccountAbilities Inc. stock for arranging this loan.

2)	Norman Goldstein will be appointed to the board of directors.

3)	NGA Inc. will have an option (on or prior to April 1, 2009) to convert the principal of this note into AccountAbilities Inc. stock at the following prices:

a. $100k                                      $0.40                                250,000 shares
b. $100k                                      $0.55                                181,818 shares
c. $100k                                      $0.75                                133,333 shares

*This price is subject to review at a lower cost to NGA.